Exhibit 10.71

ACE Venture Enterprises, Inc.

CONFIDENTIAL
Binding Letter of Intent for Acquisition of
Vireo Health of NY Assets

The following Binding Letter of Intent (“LOI”) constitutes a binding agreement between the Parties. Its terms and conditions are not all-inclusive; however, to the extent provided in this LOI, they shall be binding upon the Parties. As soon as is practicable, the Parties shall execute and deliver mutually acceptable definitive agreements in accordance with the terms of this LOI (the date of the closing under the definitive agreements is referred to herein as the “Closing Date”). This LOI supersedes any previous discussions between the Parties, including that certain LOI dated as of March 7, 2024.

Parties:

“ACE” = Ace Venture Enterprises, Inc., or its designees, assignees, or subsidiaries, including but not limited to Ace Ventures, LLC.

“GDNS” = Goodness Growth Holdings, Inc., or its designees.

“VireoNY” = Vireo Health of New York, LLC, the Registered Organization (“RO”) with the Office of Cannabis Management (“OCM”) in NY.

“IPP” = Innovative Industrial Properties.

“Transaction” = All of the parts of the proposed transaction between the Parties contemplated by this LOI.

Transaction Overview:

The Transaction shall be structured as follows and is intended to take the form of an asset purchase, or another form of purchase as mutually agreeable by the Parties.

1.
Ace Ventures, LLC (“Ace LLC”), a subsidiary of ACE, shall acquire all assets of VireoNY, including, but not limited to, VireoNY’s RO license (“RO License”), any and all assets used in the operation of and related to VireoNY’s cannabis business within New York State, including the leaseholds on the Johnstown cultivation and manufacturing campus (“Johnstown” when referring to the property), VireoNY’s dispensaries, inventory, IP, systems and all other assets. ACE’s purchase price shall be $5 million payable on the Closing Date (“Purchase Price”) plus the total amount outstanding under the Loan (as defined below), if ACE has not made the ACE Loan by May 30, 2024, which amount shall be paid on the Closing Date, plus the other consideration stated below. In the event that ACE provides an unsecured loan to VireoNY in the amount of $5 million in accordance with Section 3 below on or before April 30, 2024, then the Purchase Price shall be reduced to $3 million and in the event that ACE provides an unsecured loan to VireoNY in the amount of $5 million in accordance with Section 3 below after April 30, 2024 but before May 30, 2024, the Purchase Price shall be reduced to $4 million. All assets of VireoNY shall be acquired by ACE on the Closing Date free and clear of all encumbrances, except, for any amount of the Loan outstanding at such time. The Purchase Price shall not be netted against the security deposit paid by VireoNY, to IIP, for the Johnstown asset, and such security deposit shall be repaid to GDNS by ACE upon the assumption of the Johnstown lease and the execution of a purchase option agreement between ACE and IIP to acquire Johnstown from IIP.
2.
ACE will either, at GDNS’ discretion: (i) assume the existing purchase option with IIP in the Johnstown lease pursuant to which ACE would have the right to acquire Johnstown from IIP in accordance with such existing purchase option or (ii) structure a new purchase option with IIP which would provide ACE with the right to acquire Johnstown from IIP for a mutually agreeable amount to be determined by ACE and IIP (which amount shall include a minimum of a $30 million down payment by ACE), in each case with no obligation to, or liability of, GDNS. Notwithstanding the foregoing, on the Closing Date, Ace LLC agrees to assume the entirety of the existing lease of Johnstown with IIP, as amended pursuant to that certain Eighth Amendment to Lease Agreement, dated of even date herewith. Furthermore, as a requirement of the Parties’ entering into this binding LOI, ACE agrees to provide at least $20 million to fund the development of the Johnstown operations and to support the transfer of the IIP lease for Johnstown to Ace. Further, Ace LLC will work in good faith to ensure that: (i) the State of New York will approve the transfer the RO License and (ii) GDNS is released from its corporate guaranty for the Johnstown lease. ACE shall work with VireoNY and IIP in good faith to come up with a resolution on terms acceptable to GDNS to remove GDNS’ corporate guaranty on the Johnstown lease.
3.
GDNS shall commit and agree to provide an unsecured loan in the amount of $2.5 million to VireoNY (the “Loan”), to be funded no later than April 1, 2024. The use of proceeds of the Loan shall be directed to the operationalization of Johnstown to support the activation into the adult-use market, which direction of proceeds shall be made at VireoNY’s reasonable discretion. The Loan shall be governed by a promissory note to be drafted and signed by GDNS and VireoNY. ACE shall have the right to issue an unsecured loan to VireoNY in the amount of no less than $5 million (“ACE Loan”) to be repaid by VireoNY via a promissory note on terms to be agreed upon by such Parties. In the event that ACE makes the ACE Loan to VireoNY, the Purchase Price shall be adjusted as per Section 1 (above) and Ace shall secure exclusivity as per the “Exclusivity” section (below). The proceeds of the ACE Loan shall be used by VireoNY to repay the Loan and to direct the operationalization of Johnstown to support the activation into the adult-use market, with specific approval to be provided by ACE prior to such direction of funds. The Purchase Price payable by Ace to GDNS shall not be directly reduced by any proceeds relating to the ACE Loan except as specified in Section 1 (above).
4.
Ace LLC agrees to absorb VireoNY’s present management and workforce on the Closing Date provided however that ACE shall not be responsible for any pre-existing employment related liabilities prior to the Closing Date, including but not limited to, accrued compensation that is due and owing as of the Closing Date, accrued vacation time, other paid leave or employment related claims for liability occurring before, or that arise in respect of the period of time prior to, the Closing Date (“Prior Employment Claims”). Following the Closing Date, Ace LLC shall be responsible for all costs and payment associated with VireoNY’s present management and workforce moving forward from the Closing Date but excluding Prior Employment Claims. Subject to the indemnification procedures set forth in the definitive agreements, VireoNY shall indemnify ACE, including but not limited to Ace LLC, for any Prior Employment Claims. Nothing herein shall obligate Ace LLC to continuously employ VireoNY’s present management and workforce after the Closing Date and ACE, including but not limited to Ace LLC, shall be permitted to hire consultants and employees in ACE’s sole discretion, including, without limitation, employees and consultants that may replace VireoNY’s present management and workforce. Notwithstanding the foregoing, VireoNY agrees to indemnify and subrogate reasonable legal expenses that may be incurred by ACE in connection with Prior Employment Claims.
5.
GDNS shall provide ACE with ongoing consulting support, with a duration and scope of work to be mutually agreed upon by the Parties. GDNS shall at all times after the Closing Date receive a 15% interest in adjusted net profits generated by

ACE following the Closing Date, profits to be calculated based upon an adjusted net income measure to be mutually agreed upon by the Parties in the definitive agreements (hereinafter “Net Profits”) and to expire on an agreed upon date to be determined in good faith (the “Net Profits Interest”). ACE shall be entitled to customary protections by way of the consulting agreement, including but not limited to nonperformance protections and the ability to terminate any consulting agreement with fair and due compensation to GDNS, both Parties acting reasonably. Ace shall have an option to buy-out GDNS’ Net Profit interest following the Closing Date, for fair market value as agreed upon by the Parties based upon a projection of future profits discounted to present value and subject to additional deductions and exclusions as further described in the definitive agreements.
6.
In association with a consulting agreement, GDNS agrees to license GDNS’s entire portfolio of brands for the State of New York other than specifically excluded portfolios to be agreed upon by the Parties (which excluded portfolios shall include GDNS’ hemp-derived beverage portfolio) to ACE to assist with ACE’s commercialization efforts on a limited, exclusive, non-assignable or sub-licensable, royalty-free basis for the duration of the consulting relationship and a reasonable tail to be agreed upon in good faith in the event of termination of the consulting relationship.
7.
ACE shall secure waivers of fee requirements, or acknowledgements of fees paid, from the New York Office of Cannabis Management prior to the Closing Date.
8.
ACE hereby commits to a Closing Date of no later than June 30, 2024.

Due Diligence Period:	ACE hereby agrees and confirms that all due diligence required for ACE to consummate a transaction will be completed on or before May 15, 2024.
Exclusivity:

Nothing in this Binding Letter of Intent shall be construed as creating any prohibitions on GDNS or VireoNY from entering into any other similar agreement or arrangement to sell or dispose of substantially all of the assets or equity interests of VireoNY (“Alternate Transaction”). In the event GDNS or VireoNY enter into a definitive agreement for an Alternate Transaction all binding obligations of the Parties herein shall be null and void and the Parties shall incur no liability arising hereunder (including, but not limited to, repayment of the Loan). Notwithstanding the foregoing, to the extent that ACE provides the ACE Loan to VireoNY at any time before the Closing Date

(the date of such ACE Loan, the “Exclusivity Date”), each of GDNS and VireoNY agrees that from and after the Exclusivity Date it will not and will cause its subsidiaries and each its and their respective officers, directors, managers, shareholders, members, employees, agents, consultants, advisors and representatives (collectively, “Company Representatives”) not to, directly or indirectly: (a) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer (other than that of ACE) relating to an Alternate Transaction (other than in the ordinary course of business); (b) enter into or otherwise participate in any discussions or negotiations with any person (other than ACE) relating to any Alternate Transaction; (c) furnish to any person (other than ACE) access to its properties, assets, books, contracts, personnel or records for the purposes of determining whether to make or pursue any inquiries or proposals relating to any Alternate Transaction; or (d) enter into any agreement or understanding with any person (other than ACE) with respect to any of the foregoing, or otherwise cooperate with, assist, participate in, or facilitate any effort or attempt by, any person (other than ACE) to seek to do any of the foregoing.

Confidentiality:

This LOI is binding, and the Parties’ discussions regarding this contemplated Transaction may not be made public except for such disclosures as are required by applicable disclosure requirements, securities law, law, regulation or court order. No Party shall make any press release, public statement or other similar announcement without the prior written approval of the other Parties.

Costs and Expenses:

Each Party shall be responsible for its own costs and expenses (including any fees or other expenses payable to legal counsel or other advisors) incurred in connection with the Transaction contemplated herein.

Representation and Transaction Fees:

Parties all acknowledge and agree that there are no brokers, “finders,” or other representatives due compensation associated with the proposed Transaction other than Hyperion Capital, Inc. (“Hyperion”) representing GDNS.

Binding Provisions:	All provisions herein shall be considered binding.
Internal and Regulatory Approvals:

ACE hereby represents and confirms that no additional internal approvals are required in order to consummate the Transaction, which shall include but not be limited to: (a) ACE’s Board of Directors; and (b) ACE’s shareholders by way of a shareholder vote. ACE and GDNS acknowledge that certain regulatory approvals may be required in order to effect the transfer of licenses and the sale of VireoNY. Notwithstanding the foregoing, regulatory approvals are an anticipated aspect of the Transaction and ACE hereby agrees it shall have no ability to terminate the Transaction and has no legal remedy in the event regulatory approvals are not obtained by the Closing Date, provided that regulatory approval is still pending and VireoNY has not been subject to any material adverse event, to be defined in the definitive agreements and mutually agreeable to the Parties.In the event that regulatory approvals are rejected by the Office of Cannabis Management or the proposed acquisition of the RO License otherwise becomes the subject of litigation prior to the Closing Date, the Parties hereto shall have no further obligations to perform on this Binding LOI.

Termination:

This Binding LOI shall terminate and be of no further force and effect upon the earliest to occur of (a) the execution of the definitive agreements, (b) the mutual written agreement of the Parties hereto, (c) the RO License is not able to be transferred by the Closing Date and the Parties hereto do not otherwise agree to mutually extend the date of performance (d) GDNS and/or VireoNY enter into a definitive agreement with a third party for an Alternate Transaction, (e) information is discovered in connection with Prior Employment Claims or there are claims filed against VireoNY or GDNS prior to the Closing Date in connection with harassment, discrimination, sexual assault or fraud, or (f) June 30, 2024, unless mutually extended by the Parties. Notwithstanding the foregoing, the termination of this LOI will not limit the rights or obligations of any Party hereto with respect to any breach of this LOI by the other Party hereto prior to such termination.

Governing Law:	New York.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have executed this LOI on the dates specified below.

ACE Venture Enterprises, Inc.

By:/s/ Steven Acevedo

Name:Steven Acevedo

Title:Founder & CEO

Date:April 1, 2024

Goodness Growth Holdings, Inc.

By:/s/ Josh Rosen

Name:Josh Rosen

Title:Interim CEO

Date:April 1, 2024